Exhibit (10.4)
Long-Term Stock Incentive Plan

Plan Year:  2014

Non-Qualified Stock Option

Name:  [ParticipantName]

McGraw Hill Financial, Inc. hereby grants to you a Non-Qualified Stock Option to purchase [AwardsGranted] shares of Common Stock of the Company at [GrantPrice] per share, subject to the following terms and conditions:
The Non-Qualified Stock Option is issued in accordance with and subject to the provisions of the 2002 Stock Incentive Plan, as amended, and may be exercised only to the extent and under the conditions set forth in the Plan.

This Non-Qualified Stock Option shall expire as provided in the Plan, but no later than [ExpirationDate].

This Non-Qualified Stock Option shall be exercisable as follows:

33% on and after
33% on and after
34% on and after

This Non-Qualified Stock Option may not be transferred except by will or intestacy, and during your lifetime shall be exercisable only by you.
The Compensation and Leadership Development Committee of the Board has determined that this Non-Qualified Stock Option will be exercisable for the full term of the option if employment is terminated by reason of Disability, Normal Retirement or Early Retirement.  If employment is terminated by reason of resignation, this Non-Qualified Stock Option will be exercisable, to the extent it was exercisable at the date of your termination, for a period of three months from the date of such termination of employment or until the expiration of the option term, whichever period is shorter.

In the event of any error in recording here the amount or amounts of any award or awards made by the Compensation and Leadership Development Committee of the Board, the official records of the Committee`s action shall control.

McGraw Hill Financial, Inc.